Exhibit 23.3

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

                 As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated February 28, 2001 included in Mandalay Resort Group's Annual Report on Form 10-K for the year ended January 31, 2001, and to all references to our Firm included in or made a part of this Form S-4 registration statement.

/s/ ARTHUR ANDERSEN LLP

Las Vegas, Nevada
February 11, 2002